 MINUTES OF A SPECIAL MEETING
OF THE BOARD OF DIRECTORS OF
ORBIT BRANDS CORPORATION

A special meeting of the Board of Directors of ORBIT BRANDS CORPORATION (the “Company”) was held on September 29, 2006, at 10:00 a.m. Eastern Standard Time, via telephone conference call with all of the members of the Board Directors.

Mr. Cellura called the meeting to order and announced that the purpose   of the meeting was for the Board to address the following issues:

(1) Whether the Company shall enter into negotiations for the purpose of settling its claims against NGTV, BBKO, Gene Simmons, Richard Abramson and Allan Brown, and whether the Company shall provide a complete indemnification of Joseph R. Cellura with respect to such claims;

(2) Whether the Company should indemnify Joseph Cellura with respect to the lawsuit brought by M.J. Ribas against him individually (and not against the Company) in Los Angeles County Superior Court, and whether Mr. Cellura should continue to defend the lawsuit personally instead of bringing the Ribas litigation into the Company’s pending Chapter 11 proceeding;

(3) Whether the Company should confirm and ratify the settlement agreement negotiated at the July 2006 mandatory settlement conference in the pending litigation in the United States District Court for the Central District of California, Santa Ana Division, with Douglas R. Dollinger, Michael Molus and Carol Molus, Joanne Bertolini and Dean Miller, and proceed to seek approval of the settlement in the United States Bankruptcy Court in the Company’s Chapter 11 proceeding;

(4) Whether the Company shall continue to indemnify Paul A. Beck, Denise Bertolini and Joseph R. Cellura in all pending litigation proceedings involving Douglas R. Dollinger, Michael and Carol Molus, Joanne Bertolini, Dean Miller, and M.J. Ribas;

(5) Whether the Company shall confirm its retention of the accounting firm of Malone & Bailey, P.C., as its independent auditors;

(6) Whether the Company shall retain the services of Phil Scott, C.P.A., to undertake an independent valuation analysis with respect to possible derivative instruments it has issued since 2004;

(7) Whether the Company shall execute a binding memorandum of understanding for entry into a license agreement with Floating Bed, Inc.;

(8) Whether the Company shall enter into a binding term sheet with Mandalay Sports & Entertainment, LLC (“MSAE”) with respect to the acquisition of MSAE’s affiliate, Mandalay Integrated Media & Entertainment (“MIME”) by the Company’s wholly-owned subsidiary, Malibu Entertainment Group (“MEG”);

(9) Whether the Company shall negotiate and enter into an agreement with Vision Capital Partners to offer a 50% equity position in exchange for $7.5 million in cash in order to complete the funding of MIME; and

(10) Whether the Company should proceed with the submission of a proposed disclosure statement and plan of reorganization to the Bankruptcy Court in its pending Chapter 11 proceeding in the Central District of California.

Present via telephone were the following individuals:

Joseph R. Cellura	Chairman and CEO, and Director, and

Denise Bertolini	Corporate Secretary and Director,

representing all of the members of the Company’s Board of Directors, together with Patrick Doran, the Company’s Acting Chief Financial Officer, and the Company’s outside General Counsel, Paul A. Beck, Esq.

Mr. Cellura, as Chairman of the Board of Directors, called the meeting to order.

Denise Bertolini read certain background information regarding certain of the issues to be presented at the meeting for the Board of Directors’ consideration.

Accordingly, after due consideration of the information presented and full discussion of the issues, the Board of Directors approved the following resolutions:

IT IS HEREBY RESOLVED that the Company shall be and is hereby authorized to enter into negotiations for the purpose of settling its claims against NGTV, BBKO, Gene Simmons, Richard Abramson and Allan Brown, and to provide a complete indemnification of Joseph R. Cellura with respect to such claims, on specific terms to be determined by Mr. Cellura in the exercise of his business judgment and reasonable discretion, in consultation with counsel as appropriate or necessary.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to indemnify Joseph Cellura with respect to the lawsuit brought by M.J. Ribas against him individually (and not against the Company) in Los Angeles County Superior Court, and that Mr. Cellura should continue to defend the lawsuit personally instead of bringing the Ribas litigation into the Company’s pending Chapter 11 proceeding.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to confirm and ratify the settlement agreement negotiated at the July 2006 mandatory settlement conference in the pending litigation in the United States District Court for the Central District of California, Santa Ana Division, with Douglas R. Dollinger, Michael Molus and Carol Molus, Joanne Bertolini and Dean Miller, and proceed to seek approval of the settlement in the United States Bankruptcy Court in the Company’s pending Chapter 11 proceeding.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to continue to indemnify Paul A. Beck and Joseph R. Cellura in all pending litigation proceedings involving Douglas R. Dollinger, Michael Molus and Carol Molus, Joanne Bertolini and Dean Miller, and M.J. Ribas.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to confirm its retention of the accounting firm of Malone & Bailey, P.C., as the Company’s independent auditors.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to retain the services of Phil Scott, C.P.A., to undertake an independent valuation analysis with respect to possible derivative instruments it has issued since 2004.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to negotiate, enter into and execute a binding memorandum of understanding for entry into a license agreement with Floating Bed, Inc., on specific terms to be determined by Mr. Cellura in the exercise of his business judgment and reasonable discretion, in consultation with counsel as appropriate or necessary.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to negotiate, enter into and execute a binding term sheet with Mandalay Sports & Entertainment, LLC (“MSAE”) with respect to the acquisition of MSAE’s affiliate, Mandalay Integrated Media & Entertainment (“MIME”) by the Company’s wholly-owned subsidiary, Malibu Entertainment Group (“MEG”), on specific terms to be determined by Mr. Cellura in the exercise of his business judgment and reasonable discretion, in consultation with counsel as appropriate or necessary.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to negotiate, enter into and execute an agreement with Vision Capital Partners to offer a 50% equity position in exchange for $7.5 million in cash in order to complete the funding of MIME, on specific terms to be determined by Mr. Cellura in the exercise of his business judgment and reasonable discretion, in consultation with counsel as appropriate or necessary.

IT IS FURTHER RESOLVED that the Company shall be and is hereby authorized to proceed with the submission of a proposed disclosure statement and plan of reorganization to the Bankruptcy Court in its pending Chapter 11 proceeding in the Central District of California.

All Present by Telephone:

Denise Bertolini Secretary

Joseph R. Cellura Chairman and CEO